Exhibit 99.1

Press Release New York

SOTHEBY'S REPORTS SECOND QUARTER AND FIRST HALF 2012 FINANCIAL RESULTS

•	Edvard Munch's The Scream Sells for $119.9 million, the Highest Price for Any Work of Art at Auction, in Record Impressionist & Modern Sale in New York

•	Net Income of $85.4 Million for Second Quarter

•	Total Revenues Down 18%, Total Expenses Down 8% in the Second Quarter

August 7, 2012, New York -- Sotheby's (NYSE: BID) today reported financial results for the second quarter and first half ended June 30, 2012.

Sotheby's reported second quarter 2012 net income of $85.4 million, a decrease of 33% from the prior year period, and total revenues of $303.9 million, down 18%, when compared to the prior year period. For the six months ended June 30, 2012, the Company reported net income of $74.8 million, a decrease of 42%, and total revenues of $408.9 million, down 16%, when compared to the prior year period. The lower levels of revenues and profitability in the current periods reflect a decrease in net auction sales when compared to the prior year periods and in particular, a 67% decline in single owner sales volume in the second quarter and a 55% decline in the first half.

The impact of the decline in total revenues is partially offset by reductions in total expenses of $13.6 million, or 8%, in the second quarter and $8.5 million, or 3%, in the first half. First half 2012 results are negatively impacted by incremental expense relating to resolution of the labor dispute with New York unionized art handlers, the bulk of which is for severance benefits to be paid to certain union members in exchange for their voluntary termination of employment. However, Sotheby's

Exhibit 99.1

management believes that future labor costs have been reset in an attractive and sustainable way.

“Our operating results reflect some tremendous successes, but also reflect the challenging global economy, a tough comparison to the best quarter in Sotheby's history a year ago, and a competitive climate for high-end consignments,” said Bill Ruprecht, President and Chief Executive Officer. “Demand and prices remain strong, especially at the high end of the market, as reflected in our highest ever sale of Impressionist and Modern Art of $373.3 million in May in New York.

“We're pleased to report that our Financial Services business grew substantially in the first half of 2012 and private sales are an increasingly important contributor to our revenue stream. We have seen a slowdown in the Asian market alongside the economy there, but it continues to be very profitable and a source of substantial opportunity for Sotheby's.

“Art appears to remain an attractive asset for collectors and our consignment pipeline for the Autumn season is very active at the moment. We remain confident in the global art market and will, as always, seek opportunities to broaden and extend the breadth and depth of our relationships with our clients,” he added.

Second and Third Quarter Sales
Sotheby's made auction history when Edvard Munch's iconic masterpiece, The Scream, sold for $119.9 million at the Impressionist and Modern Art Evening Sale in New York in May - a new world record for any work of art at auction. The Evening Sale totaled $330.6 million, Sotheby's highest ever total for a sale of Impressionist and Modern Art Worldwide and the second highest total for a Sotheby's auction in any category.

In London in late May, Sotheby's offered the collection of the late photographer Gunter Sachs in a tremendously successful two-day sale that realized a total of $65.5 million, double the pre-sale low

Exhibit 99.1

estimate with bidding from 17 countries across four continents. Among the sale's most notable works was one of Andy Warhol's last self-portraits, Self Portrait (Fright Wig), which sold for $8.5 million, and his large Flowers, which sold for $5.9 million.

Sotheby's June London sales brought remarkable prices, including Joan Miró's Peinture (Étoile Bleue) for $36.9 million, a record for the artist at auction for a piece from his seminal “dream paintings” series. Also highlighting the Impressionist and Modern Art sales was Pablo Picasso's monumental late portrait Homme assis which brought $9.7 million. The Impressionist and Modern Art series brought a total of $139.9 million. The June London Contemporary Art series brought a total of $129.7 million, with the top lot of Jean-Michel Basquiat's Warrior bringing $8.7 million, nearly double the price it achieved at auction five years ago.

In addition, Sotheby's Old Master and British Paintings sales realized a total of $60.3 million in London. The highlight of the Old Master Paintings evening sale was an historic naval scene by Willem van de Velde the Younger, The Surrender of the Royal Prince during the Four Days' Battle, 1st-4th June 1666, which sold for $8.3 million and was purchased by a Dutch collector who intends to return the painting to its home in the Netherlands.

Upcoming Sales
On September 11th and 12th in New York, our sale of Fine Chinese Ceramics and Works of Art will be led by An Imperial Celadon Jade 'Ba Zheng Mao Nian Zhi Bao' Seal Qing Dynasty, Qianlong Period (pre-sale estimate of $800,000/1.2 million) and An Important Wucai Fish Jar And Cover, Jiajing Mark And Period that is being sold by The Walters Art Museum in Baltimore to benefit the Asian Art Acquisitions Fund (pre-sale estimate of $500/700,000). The 400 lot sale carries a total pre-sale estimate of $15/22 million.

On September 24th and 25th, Sotheby's New York will auction property from the estate of beloved

Exhibit 99.1

philanthropist and legendary society figure Brooke Astor. The sale offers fine and decorative art from Mrs. Astor's New York City apartment and Westchester estate, as well as a selection of wonderful jewelry from her personal collection. The auction will benefit a number of charities that Mrs. Astor championed, including The New York Public Library, The Metropolitan Museum of Art and The Animal Medical Center of New York. The property carries a combined pre-sale estimate of $6/8 million.

From October 5th to 9th, Sotheby's Hong Kong will hold its 2012 Autumn Sale Series which will be led by an exquisite hanging scroll painting, Double Lotus for the Yongzheng Emperor by Giuseppe Castiglione (Lang Shining, 1688-1766). A celebrated official painter to the Qing Imperial court, Castiglione's works rarely ever come to market (pre-sale estimate of $19.2 million). We are also pleased to offer A Fine And Extremely Rare Pair Of Yellow Ground Famille-Rose Double-Gourd Vases, Seal Marks And Period Of Qianlong (pre-sale estimate of $5.1/7.7 million).  Following the success of the previous three parts of The Meiyintang Collection - An Important Selection of Imperial Chinese Porcelains, the fourth part of the collection will continue to bring iconic pieces of Imperial Chinese porcelain to the market.

From September 7th to October 28th, Sotheby's will present Beyond Limits, our annual selling exhibition of monumental sculpture staged on the historic grounds of Chatsworth House in Derbyshire which is now in its seventh year. For the first time, Beyond Limits will showcase the work of a single artist, Barry Flanagan, RA OBE (1941-2009) following his recent retrospective exhibition at the Tate Britain, with a selection of the artist's critically acclaimed, monumental late works.

In November, Sotheby's London will host “Unfolding Landscape”, the first Western exhibition of works by graduates of China's premier arts academy at the School of Design of the China Central

Exhibit 99.1

Academy of Fine Arts (CAFA). The show will include furniture, ceramics, jewelry, fashion and photography by China's next generation of creative talents, and is curated by Janice Blackburn, renowned for bringing lesser-known, emerging artists to international attention.

This winter, Sotheby's New York will celebrate one of the world's most important private collections of photographs with the sale A Show Of Hands: Photographs From The Collection of Henry Buhl. Assembled over the course of 20 years by the philanthropist and collector Henry M. Buhl, the collection explores the theme of the human hand, with works from the art form's early 19th century pioneers to the masters of 20th century photography and beyond. The auction includes approximately 400 lots and has a total pre-sale estimate of $8/12 million.

Note: Estimates do not include buyer's premium. Sale totals for auctions discussed in this release include buyer's premium.

All Sotheby's Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby's will host a conference call at 4:45 PM EDT on August 7, 2012, to discuss its second quarter and first half 2012 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479 approximately 15 minutes before the scheduled start of the call. The call reservation number is 97139603.
The conference call will also be accessible live on the Investor Relations section of the Sotheby's web site at http://investor.shareholder.com/bid/events.cfm. A replay of the conference call will be available online for two weeks after the call.

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Press Department | +44 (0) 20 7293 5168 | Matthew Weigman | Matthew.Weigman@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

About Sotheby's
Sotheby's is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby's is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only

Exhibit 99.1

predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Revenues:
Auction and related revenues	$290,151	$353,564	$387,561	$463,925
Finance revenues	4,580	3,184	8,155	6,099
Dealer revenues	7,394	11,642	10,072	16,257
License fee revenues	1,592	1,270	2,493	2,711
Other revenues	232	135	627	385
Total revenues	303,949	369,795	408,908	489,377
Expenses:
Direct costs of services	27,308	26,293	34,699	35,212
Dealer cost of sales	6,559	8,312	9,071	14,255
Marketing expenses	4,611	3,296	9,008	7,836
Salaries and related costs	84,876	96,504	141,102	148,462
General and administrative expenses	39,863	40,258	78,773	73,384
Depreciation and amortization expense	4,334	4,241	8,554	8,342
Restructuring charges, net	13	2,226	22	2,268
Total expenses	167,564	181,130	281,229	289,759
Operating income	136,385	188,665	127,679	199,618
Interest income	213	547	822	3,137
Interest expense	(10,184)	(10,559)	(20,292)	(20,947)
Other (expense) income	(947)	(765)	795	(369)
Income before taxes	125,467	177,888	109,004	181,439
Equity in (losses) earnings of investees, net of taxes	(44)	152	177	53
Income tax expense	39,993	50,806	34,415	51,837
Net income	$85,430	$127,234	$74,766	$129,655
Basic earnings per share - Sotheby’s common shareholders	$1.26	$1.87	$1.10	$1.91
Diluted earnings per share - Sotheby’s common shareholders	$1.24	$1.81	$1.09	$1.85
Weighted average basic shares outstanding	67,753	67,405	67,605	67,188
Weighted average diluted shares outstanding	68,416	69,491	68,526	69,252
Cash dividends paid per common share	$0.08	$0.05	$0.16	$0.10